Exhibit 3.1

AMENDMENT TO THE

BYLAWS

OF

THE TRIZETTO GROUP, INC.

THIS AMENDMENT TO THE BYLAWS, AS AMENDED, OF THE TRIZETTO GROUP, INC. (the “Amendment”) is made and shall be effective as of the 21st day of November, 2007.

WITNESSETH:

WHEREAS, the Board of Directors (the “Board”) of The TriZetto Group, Inc., a Delaware corporation (the “Corporation”), has determined it to be advisable and in the best interests of the Corporation and its stockholders to amend Article V, Section 1 of the Corporation’s Bylaws to, among other things, permit the Board to provide by resolution that the Corporation may issue uncertificated shares with respect to some or all series of its capital stock.

NOW, THEREFORE, BE IT RESOLVED, that Article V, Section 1 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“Section 1. Form of Certificates. The shares of the Corporation shall be represented by certificates, provided that the board of directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates, and upon request every holder of uncertificated shares, shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairman or vice-chairman of the board of directors, if any, or the president or vice-president, and by the treasurer or an assistant treasurer, or by the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the time of issue.”

IN WITNESS WHEREOF, the Board of Directors of The TriZetto Group, Inc. has adopted this amendment to the Corporation’s Bylaws as indicated by the signature of the duly authorized officer of The TriZetto Group, Inc. this 21st day of November, 2007.

THE TRIZETTO GROUP, INC.

By:	/s/ James J. Sullivan
James J. Sullivan
Senior Vice President, General Counsel and Secretary